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                                                                      EXHIBIT 14

                                   AMTROL INC.
                             BUSINESS CONDUCT POLICY

                                   August 2004

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                            PRESIDENT'S STATEMENT ON
                       BUSINESS CONDUCT AND RESPONSIBILITY

      FROM TIME TO TIME IT IS HELPFUL TO REITERATE GENERAL COMPANY POLICY REGARDING COMPLIANCE WITH LAW AND ETHICAL BUSINESS CONDUCT.

      THIS BOOKLET IS INTENDED TO SERVE AS A GENERAL GUIDE FOR EACH OF US ON ETHICAL AND LEGAL BUSINESS CONDUCT AND OUR RESPONSIBILITIES TO THE COMPANY. IT DOES NOT COVER ALL LEGAL AND BUSINESS ETHICS REQUIREMENTS -- AS SPECIFIC QUESTIONS OR SITUATIONS ARISE, CORPORATE EXPERTS OR COUNSEL CAN BE MADE AVAILABLE TO YOU FOR CONSULTATION. ALSO, MORE DETAILED COMPANY POLICY AND PROCEDURE STATEMENTS MAY BE DISTRIBUTED ON SOME SUBJECTS IN THE FUTURE.

      ALL PERSONS TO WHOM THIS BOOKLET IS PRESENTLY DISTRIBUTED MUST CERTIFY AT LEAST ONCE A YEAR THAT THEY HAVE RECENTLY READ THIS BOOKLET AND UNDERSTAND OUR POLICIES CONCERNING BUSINESS CONDUCT. FAILURE TO COMPLY WITH THIS POLICY WILL BE CAUSE FOR DISCIPLINARY ACTION OR TERMINATION OF EMPLOYMENT. IF YOU HAVE ANY QUESTIONS AT ALL ABOUT THESE REQUIREMENTS, YOU SHOULD DISCUSS THEM WITH OUR COMPANY COUNSEL, CHIEF FINANCIAL OFFICER, OR WITH ME. IF YOU OBSERVE ANY INFRACTION OF THESE REQUIREMENTS, YOU MUST REPORT THEM TO THE COMPANY COUNSEL, VICE PRESIDENT OF HUMAN RESOURCES, TO OUR CHIEF FINANCIAL OFFICER, OR TO ME. ABSOLUTELY NO RETALIATORY OR NEGATIVE ACTION WILL BE TAKEN OR ALLOWED AGAINST ANY INDIVIDUAL BECAUSE HE OR SHE NOTIFIES US OF SUCH INFORMATION.

      PLEASE REVIEW THE MANDATORY GUIDELINES PRESENTED HERE AND USE THEM IN YOUR DAY-TO-DAY BUSINESS AFFAIRS.

                                             AL INDELICATO
                                             PRESIDENT

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NOTE:       THIS BUSINESS CONDUCT POLICY IS PROMULGATED FOR THE SOLE AND
            EXCLUSIVE BENEFIT OF AMTROL INC. IT MAY NOT BE USED OR RELIED UPON BY ANY THIRD PARTIES AND DOES NOT CREATE ANY EMPLOYMENT RIGHTS OR EMPLOYMENT CONTRACT OF ANY KIND. THIS POLICY SUPERSEDES ALL PRIOR POLICIES RELATING TO THE SAME SUBJECT MATTER AS DOES THIS POLICY BOOKLET. ALSO NOTE THAT THIS COMPILATION MAY BECOME OUT-OF-DATE. CONSULT OUR HUMAN RESOURCES DEPARTMENT TO ENSURE THAT THIS VERSION IS THE MOST CURRENT POLICY ISSUED BY THE COMPANY AND THAT CURRENT LEGAL REQUIREMENTS ARE INCLUDED OR OTHERWISE AVAILABLE TO YOU.

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                                    CONTENTS

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                                                                                        Page
                                                                                        ----
I.    CORPORATE POLICY CONCERNING BUSINESS CONDUCT                                        5

II.   ENFORCEMENT OF THE POLICY                                                           5
      REPORTING OF VIOLATIONS                                                             5
      DISCIPLINE FOR VIOLATIONS                                                           6

III.  ANTITRUST COMPLIANCE                                                                6
      IMPERMISSIBLE AGREEMENTS                                                            7
      DISCRIMINATORY PRICING                                                              9
      PREDATORY PRICING                                                                  10
      RECIPROCITY                                                                        10
      FOREIGN ANTITRUST                                                                  10

IV.   ENVIRONMENT, SAFETY AND HEALTH                                                     10

V.    EQUAL OPPORTUNITY; LABOR AND EMPLOYMENT LAW                                        12

VI.   POLITICAL CONTRIBUTIONS                                                            12

VII.  GOVERNMENT/DEFENSE CONTRACTING; IMPROPER PAYMENTS/GIFTS                            12

VIII. U.S. LEGAL CONTROLS ON INTERNATIONAL COMMERCE                                      13
      BOYCOTTS                                                                           13
      IMPERMISSIBLE CERTIFICATIONS                                                       14
      OTHER IMPERMISSIBLE ACTIONS                                                        14
      TAX IMPLICATIONS OF INTERNATIONAL BOYCOTTS                                         15
      REPORTING REQUIREMENTS                                                             15
      EXPORT CONTROLS; COMMODITY AND TECHNICAL
      DATA CONTROLS                                                                      15
      TREASURY EMBARGO CONTROLS                                                          16
      N.A.F.T.A.                                                                         16

IX.   COMPLIANCE WITH OTHER LAWS RELATING TO BRIBERY AND FOREIGN LAWS                    16

X.    RECORDS RETENTION                                                                  17

XI.   INTELLECTUAL AND PROPRIETARY PROPERTY                                              17

XII.  INTEGRITY OF FINANCIAL RECORDS                                                     19

XIII. COMPANY LOYALTY AND DUTIES OF EMPLOYMENT                                           19
      SPECIFIC POLICY APPLICATIONS                                                       20

XIV.  SPECIAL EMPLOYEE OBLIGATIONS                                                       21

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                 I. CORPORATE POLICY CONCERNING BUSINESS CONDUCT

      THERE IS ONE BASIC OVERRIDING PRINCIPLE OF BUSINESS CONDUCT TO WHICH EACH EMPLOYEE AND COMPANY AGENT IS EXPECTED TO ADHERE:

      COMPLIANCE WITH APPLICABLE LAWS - NO ONE SHOULD AT ANY TIME TAKE ANY ACTION ON BEHALF OF THE COMPANY WHICH VIOLATES ANY LAW OR REGULATION. SECTIONS III-XI OUTLINE BASIC REQUIREMENTS OF THE LAWS RELATING TO ANTITRUST, POLITICAL CONTRIBUTIONS, EQUAL EMPLOYMENT, ENVIRONMENT, SAFETY AND HEALTH, CONTROLS ON INTERNATIONAL COMMERCE, AND CERTAIN OTHER MATTERS. HOWEVER, THIS POLICY IS NOT LIMITED TO THE MAJOR LAWS DESCRIBED HERE, BUT EXTENDS TO ALL LAWS AND REGULATIONS THAT ARE APPLICABLE TO OUR OPERATIONS.

      BEYOND THIS OVERRIDING PRINCIPLE, WE AS A COMPANY MUST OPERATE HONESTLY WITH EACH OTHER, OUR CUSTOMERS AND OTHERS WITH WHOM WE DEAL. ALL RELATIONSHIPS AND COMMUNICATIONS WITH GOVERNMENTAL INSTITUTIONS MUST ALSO BE HONEST AND FORTHRIGHT.

                          II. ENFORCEMENT OF THE POLICY

      It is the responsibility of every employee, agent and representative of the Company to comply with all provisions of this Business Conduct Policy. (For ease of reference, consultants, agents, representatives and temporary workers are all referred to as "employees" in this booklet.) Each of you is responsible for your own compliance, and supervisory personnel are responsible for compliance of their subordinates. Possible violations of law or questions about legal matters should be discussed with the Company's Counsel. The Vice President of Human Resources and Chief Financial Officer are the Company employees responsible for other compliance matters. These three individuals are our Corporate Compliance Officers. Any questions or requests for assistance in understanding and implementing this policy should be directed to the appropriate Corporate Compliance Officer, or if you feel you cannot speak to them, to the Company President.

      REPORTING OF VIOLATIONS. If you know or suspect a violation of this Business Conduct Policy or the Company's related policies or procedures, you must report that information immediately to your supervisor or one of the Corporate Compliance Officers. If you believe the person to whom you have reported the violation has not taken appropriate action, you must contact the Company President.

      If you are involved in the violation, the fact that you reported it, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration by the Company in its investigation and any resulting disciplinary action. Although it is preferred that you give your identity when reporting a suspected violation, you may, in any case, in confidence and anonymously report suspected violations by writing with sufficient particulars so appropriate action can be taken to the Company's Counsel.

      No person reporting a violation will be made to suffer public embarrassment or be subject to retaliation of any kind because of a good faith report that he or she has made. Any employee of the Company who is responsible for any reprisals against someone who in good faith reported known or suspected violations will be subject to disciplinary action including termination where

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appropriate. In addition, the submission of reports which are known to be false by the person making the report constitutes a violation of this policy and will result in disciplinary action, including termination where appropriate.

      It is imperative that reporting employees not conduct their own investigations, which may involve complex legal issues. Acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company. The Company's Counsel is responsible for following up and further investigating any suspected violations.

      DISCIPLINE FOR VIOLATIONS. Failure to comply with this Business Conduct Policy can have severe consequences for both the individuals involved and the Company. Accordingly, the Company will impose appropriate discipline for violations including, where appropriate, termination of employment and forfeiture of any benefits. Conduct which violates this policy may violate federal or state law and may subject the individuals involved to prosecution, imprisonment and fines. Failure of an individual to comply with this policy may result in referral for criminal prosecution and reimbursement to the Company, the government or any other person or entity for any losses or damages resulting from the violation.

      To summarize, disciplinary action may be taken:

- Against employees who authorize or participate directly and, in certain circumstances, indirectly in actions which are in violation of applicable laws and regulations and this Business Conduct Policy and related Company policies and procedures.

- Against employees who fail to report a violation of applicable laws or regulations, this Business Conduct Policy or the Company's related policies or procedures or who withhold information concerning a violation of which they may become aware or should have become aware.

- Against the violator's supervisors to the extent that the circumstances of the violation reflect inadequate supervision or lack of diligence by the supervising personnel.

- Against Company personnel who attempt to retaliate, directly or indirectly, or encourage others to do so against an employee who reports a violation of this Business Conduct Policy or related Company policies and procedures.

- Against employees who make a false report of a violation which is known by the reporting person to be false.

      As with all matters involving disciplinary action, principles of fairness will apply. Employees who are thought to be in violation of Company policy will be afforded an opportunity to explain their actions fully before any disciplinary action is taken.

                            III. ANTITRUST COMPLIANCE

      Compliance with the antitrust laws is the policy of the Company and the responsibility of each employee. Violations of the antitrust laws carry severe penalties for both the Company and

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the individuals involved. Criminal violation of the antitrust laws is a felony.
A corporation convicted of a criminal violation can be fined up to $100,000,000. Individuals found guilty of a criminal antitrust violation can be fined up to $1,000,000 and sentenced to up to 10 years in prison. Additionally, in civil actions, a court or the Federal Trade Commission can impose broad injunctive relief against a Company found to have violated the antitrust laws. Such court orders can sharply limit a Company's business freedom and give rise to severe fines if violated. Moreover, private parties (such as injured customers) can sue under the antitrust laws for three times the damages suffered.

      The purpose of the antitrust laws is to preserve our competitive free enterprise system. They are based on the belief that the public interest is best served by vigorous competition. It is the policy of our Company to comply with the antitrust laws of the United States and of the various states. The antitrust laws are complex and, in many respects, difficult to interpret and apply. Our personnel in responsible positions, however, should clearly understand the basic principles set forth below.

                            IMPERMISSIBLE AGREEMENTS

      The principal federal antitrust laws, the Sherman Act and the Clayton Act, forbid, among other things, agreements that restrain trade or unduly limit competition. You should view the following actions as constituting clear violations of antitrust statutes:

      (a) To agree with one or more of our competitors to fix prices or service charges or other terms - whether at existing levels, higher ones, or lower ones
- for whatever reason.

      (b) To agree with one or more of our competitors on what to bid, i.e., any form of bid rigging.

      (c) To agree with one or more of our competitors to fix other terms and conditions of sale, such as credit terms, quantity discounts, freight charges, etc.

      (d) To agree with one or more of our competitors on allocation of customers or markets, whether geographically or otherwise, or to agree on customer classifications.

      (e) To agree with one or more of our competitors to fix production levels or quotas.

      (f) To agree with one or more of our competitors or a customer or supplier that we will not deal with some other person, whether that person is a supplier or a customer, i.e., a group boycott. (While the Company generally may unilaterally determine that it does not wish to buy from or sell to a particular person, it is illegal to reach such a decision jointly with competitors, customers or suppliers.)

      (g) To obtain the agreement of any of our customers fixing the minimum price at which any of our products will be resold.

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      The following actions may also constitute violations of the antitrust laws depending on the circumstances in which they are taken. Advice of counsel should be sought before taking any of these actions:

      (h) To obtain the agreement of any customer that he or she will not resell to a particular person or class, or in a particular area or territory.

      (i) To require any customer to buy Article A as a condition of selling him or her Article B, i.e., a tie-in sale, or to obtain his/her agreement to buy his/her requirements of a product from the Company, or to refuse to sell to him/her because he/she does not buy Article A as well as Article B or because he/she does not buy his/her requirements from the Company.

                                    IMPORTANT

      In the nature of things, it is difficult for the Government to prove by direct evidence that there has been a collusive agreement between competitors. Such an agreement would not often be put into writing, nor would there often be direct oral evidence of such an agreement. Accordingly, some courts have decided that the existence of an unlawful agreement or understanding can be inferred from highly circumstantial evidence, if the general background is such that an antitrust violation might seem likely. This rule creates a substantial risk that individuals and companies actually innocent of wrongdoing may nevertheless face serious antitrust problems because of careless or suspicious, even though ultimately innocent, conduct.

      By way of example, but only by way of example, a prosecutor, litigant or court may point to the following conduct as supporting the existence of an illegal understanding or agreement:

      1. A statement by one competitor to another complaining of past price-cutting.

      2. A discussion, whether face-to-face or over the telephone, with a competitor concerning present or future prices, quantity discounts or other terms of sale, or the classification of any customer or group of customers.

      3. The exchange with a competitor of future price schedules.

      4. A meeting of competitors (whether in a restaurant, hotel, club or otherwise, and especially an informal "rump" session at a trade association meeting) unless there is a clear understanding of what proper subject or subjects are to be discussed.

      5. A discussion of costs with a competitor, profit margins, fees charged or credit and billing practices.

      6. A discussion with a customer concerning purchase of other products from the Company if such discussion is linked in any way with a threat, no matter how veiled, of discontinuing that customer if it does not purchase such other products.

      7. Pressure applied to any customer which might lead the customer to adjust its resale price or even any discussion with a customer of resale prices.

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      8. A discussion with a customer concerning the prices another customer is receiving or charging.

      In all these cases, even though there may in fact be no improper agreement or understanding, a judge or jury could be allowed to infer that there has been a violation. In short, in this area one cannot casually rely on the general presumption of innocence.

      What has just been stated points out the importance of avoiding carelessness in conversations and in drafting letters, memos, expense account notations, etc., which, if ambiguous, might be wrongly interpreted.

      To sum up: it is necessary to avoid not only any action which may violate the antitrust laws, but also any action which may give the appearance of such a violation. The safest rules to use for everyday business situations are these:

      1. Do not discuss prices, costs, customers, markets or business conditions with a competitor.

      2. Do not agree with a customer that he/she will raise the resale prices, and do not discuss another customer's resale prices with a customer.

                             DISCRIMINATORY PRICING

      The Robinson-Patman Act deals with price discrimination, i.e., selling basically the same product to different customers at different prices. The Act also covers discrimination in the furnishing of special services or facilities for the customer's use in the resale of a product, or special allowances to obtain such services or facilities. In brief, the statute prohibits:

      (a) Price discriminations between purchasers of products of like grade and quality where such discrimination may cause competitive injury to: (i) competing sellers, (ii) purchasers who pay the higher prices, or (iii) those purchasers' customers. There are two basic exceptions to the prohibition--one relating to "cost justification", under which a lower price can be offered as a consequence of certain cost savings which the seller realizes in dealing with a particular customer, and the other relating to "meeting competition" situations, where a lower price is granted in good faith to meet--but not beat--a competitor's lawful lower price.

      (b) Commission or brokerage payments to a purchaser, or to an agent or representative of a purchaser. (This provision is intended to prevent disguised price discriminations in the form of commissions or brokerage payments to or for the benefit of the purchaser.)

      (c) Discriminatory provision of services or facilities, or discriminatory payments to help a purchaser obtain such services or facilities. The services or facilities referred to are those used by the purchaser in the resale of the product.

      (d) Inducing or receiving a price discrimination. (This section deals with a purchaser's conduct, as distinguished from the provisions stated above dealing with a seller's conduct.)

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      The Robinson-Patman Act is more difficult to understand and apply than the
Sherman and Clayton Acts. Where questions of different prices or services are involved, therefore, the matter should be referred to counsel for advice.

                                PREDATORY PRICING

      The antitrust laws prohibit below-cost pricing where such pricing is part of an effort to gain or maintain a dominant market position. There may be some circumstances where such pricing can be justified, but this is a complex and dangerous area where advice of counsel should be sought.

                                   RECIPROCITY

      The United States Supreme Court has held that "reciprocity" (i.e., reciprocal buying practices) is one of the anti-competitive practices at which the antitrust laws are aimed. Reciprocity is also an unsound business practice, since it frequently distorts proper purchasing decisions. It is the policy of the Company to purchase and sell products and services on the basis of the commercial criteria of superior quality, suitability, efficiency, service and price. No attempt should be made to use purchases or potential purchases by the Company to promote our sales to any suppliers.

                                FOREIGN ANTITRUST

      At a minimum, you should assume that foreign transactions are subject to the same antitrust strictures as apply in the United States. However, many countries have or are developing stricter requirements with respect to many types of business practices, including distribution agreements; patent, copyright and trademark licenses; rebates and discounts, pricing policies and other areas. In addition, the laws of the United States may apply to foreign transactions if those transactions affect commerce in the United States. You must obtain a compliance determination with respect to any foreign trade activities that could be impacted by either foreign antitrust requirements or those of the United States.

                       IV. ENVIRONMENT, SAFETY AND HEALTH

      Federal, state and local environmental laws regulate the emission of pollutants into the atmosphere, the discharge of pollutants into surface and ground waters, and the handling and disposal of wastes. Important Federal laws in this area include the Resource Conservation and Recovery Act which establishes a system for "cradle to grave" management of hazardous wastes and the Clean Air and Clean Water Acts which extend broad protection to air and water resources.

      Other laws also safeguard health, safety and the environment and it is important that our Company complies with them. The Occupational Safety and Health Act regulates both physical safety and exposure to conditions in the workplace to prevent harm to employees. The Occupational Safety and Health Act establishes specific industrial hygiene procedures, standards for communication of precautions and hazards associated with substances that the Company uses or produces and sells, required hazardous materials training and permissible exposure limits for certain substances.

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      The Toxic Substances Control Act regulates many products and raw materials. Unless specifically exempted, every chemical the Company uses or sells must have been listed on the Environmental Protection Agency's National Inventory of Chemical Substances and Mixtures. The Company may not manufacture or import a substance unless it is on the Inventory or must submit a Premanufacture Notification to EPA at least ninety days before the proposed manufacture or import. The Toxic Substances Control Act also requires the Company to: (i) record all allegations of significant adverse reactions to chemical substances and mixtures it uses or sells; and (ii) promptly report to the Environmental Protection Agency any information that reasonably supports the conclusion that a substance or mixture manufactured, processed or sold by the Company presents a substantial risk of injury to health or the environment.

      All permit applications must be complete and truthful and all permit requirements carefully followed. Required environmental controls and apparatus must never be by-passed except as allowed by and in compliance with law. Under various laws, spills of oil or hazardous substances exceeding defined reportable quantities, including spills to sewers and air emissions, must be reported immediately to the National Response Center or to other agencies if they are not covered by a permit. IF YOU HAVE ANY SPILL OR DISCHARGE NOT COVERED BY A PERMIT, NOTIFY A COMPLIANCE OFFICER AND CALL COUNSEL IMMEDIATELY TO ENSURE THAT ALL LEGAL REPORTING REQUIREMENTS ARE MET.

      It is the policy of the Company to design, manufacture and distribute products and to handle and dispose of materials in compliance with all applicable laws, rules and regulations including those enacted to protect the environment and the safety of the public and individuals. In addition, community "right to know" laws require that information be available to the public on chemical uses and releases and submitted to relevant agencies--care must be taken to make sure these requirements are properly met.

      Every employee is expected to strictly adhere to this policy. Managers have a special obligation to keep informed about legal standards and requirements and to inform higher management promptly of any adverse situation which may come to their attention.

      The Company is committed to eliminating recognized hazards from the workplace, providing its employees with appropriate safety training and complying with all applicable occupational safety and health laws and standards. You are required to report any adverse health or safety incidents or conditions, including broken equipment or machinery, missing or broken guards and accidents to the person responsible for safety at each facility or a Corporate Compliance Officer. All such reports will be investigated promptly, and appropriate corrective action will be taken.

      The laws and regulations in this area are complex, and violation can result in severe criminal and civil penalties for the Company and also for individuals. If you are faced with an environmental, health or safety issue, you should contact a Corporate Compliance Officer or designated legal counsel immediately.

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                 V. EQUAL OPPORTUNITY; LABOR AND EMPLOYMENT LAW

      The Company fully supports the principle of equal opportunity in employment. The law forbids discrimination in employment on the basis of race or color, religion, sex, sexual orientation, gender identity or expression, disability, age, or country of national origin. In some jurisdictions in which AMTROL operates other types of discrimination may be forbidden as well and all employees must comply with the posted Company policy and laws that apply to them. All employees must refrain from any activity that is meant to or in fact causes unlawful employment discrimination in any aspect of a person's employment, including decisions concerning recruitment, hiring, placement, transfer, demotion, promotion, training, compensation, employee benefits, discipline and termination.

      The Company's working environment must be free of all forms of unlawful discrimination, including sexual harassment. Sexual harassment may include unwelcome sexual advances, requests for sexual favors and verbal, physical or visual conduct or conditions of a sexual nature that have the effect of unreasonably interfering with an employee's work performance or which create an intimidating, hostile or offensive work environment.

      All employees must comply with applicable laws concerning labor and employment, including those relating to wages and hours. Contact the Human Resources department for specific policies, procedures and requirements relating to employee matters.

                           VI. POLITICAL CONTRIBUTIONS

      Political contributions by corporations, whether by direct or indirect use of corporate funds, property or services are prohibited by Federal law and the laws of most states.

      While individual participation in the political process and in campaign contributions is proper and is encouraged by the Company, an employee's contribution must not be made, or even appear to be made, with the Company's funds, or be reimbursed from the Company's funds; nor should the selection of a candidate or of a party be, or seem to be coerced, by the Company. Fines and jail sentences may be imposed on those who violate the political contribution laws, and the Company may be fined. All solicitations of employees and individuals associated with the Company for contributions to any political action committee must be accompanied by an explanation that such contributions are voluntary, that no one will be adversely affected as a result of his or her decision not to contribute, and that political contributions are not tax deductible.

                  VII. GOVERNMENT/DEFENSE CONTRACTING; IMPROPER
                                 PAYMENTS/GIFTS

      Regulations pertaining to government contracting are complex. Therefore a compliance review must be conducted and properly documented, and then reviewed by the Chief Financial Officer, prior to any bid submission or proposal to any government agency or government contractor.

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      -     It is a criminal offense knowingly to make or cause to be made to the government a false or fraudulent claim for payment orally or in writing (including bids, proposals, and requests for payment). Data submitted to government agencies and government contractors must be accurate, with estimates clearly identified as such.

      - Certifications of fact, including those relating to domestic origin of goods, independence of pricing determinations and pricing relationships with comparable customers, should be made only upon a good faith inquiry and an informed belief that the certification is correct. Pricing and other terms established for the contract must be followed.

      - Federal law also prohibits offering, giving, soliciting and receiving any form of bribe, rebate, gratuity or kickback in connection with a transaction with the government. You should be aware that with respect to government officials, it is not necessary that the payment be given with the intent to influence that official to constitute a violation of law. Under the Anti-Kickback Act, the Company must report to the government in writing whenever it has reasonable grounds to believe that a violation has occurred.

      - The Company may use only legitimate methods to obtain business or contracts. It is a federal crime to seek, receive or use information the Company is not authorized to possess, such as a competitor's price or bid information, or confidential government information. Accordingly, even reasonable suspicions regarding such information must be reported to the Chief Financial Officer, or to the President immediately.

               VIII. U.S. LEGAL CONTROLS ON INTERNATIONAL COMMERCE

      All Company employees and representatives must comply with the applicable laws of any foreign country in which the Company transacts business. In addition, we must comply with all laws of the United States that apply to our business conducted outside of our country, even if the foreign country itself does not enforce these or similar laws.

                                    BOYCOTTS

      Various United States laws impose obligations on the Company in connection with our relations with customers in countries engaging in international boycotts. Principally, the laws relate to the Arab boycott of Israel, but they apply to any boycott of a country friendly to the U.S. Under the Export Administration Act, U.S. persons or firms are prohibited from taking or knowingly agreeing to take certain specified actions with the intent to comply, further, or support any unauthorized boycott. Under the U.S. Internal Revenue Code, penalties may also be imposed against taxpayers agreeing to participate in or cooperate with an international boycott or failing to make required reports. These laws provide for criminal and civil penalties in addition to loss of tax benefits.

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                          IMPERMISSIBLE CERTIFICATIONS

      Following are certifications or statements which cannot be made by any employee - except on prior approval of legal counsel:

      1. Certificate that the product is not of Israeli origin or from another boycotted country (i.e., negative certificate of origin).

      2. Certificate that the Company's carrier is not blacklisted.

      3. Certificate that the Company's insurer is not blacklisted.

      4. Certificate or any statement relating to business dealings with or in Israel or any other boycotted country, or any entity that is blacklisted pursuant to an international boycott. This includes positive as well as negative statements. (E.g., it is not permitted to say that the Company has dealings with or in Israel.)

The following is an appropriate response to negative certificate requests:

      "We certify that the information contained herein is true and correct and that the origin of goods is the United States of America. We further certify that the raw materials, parts and labor used in their manufacture are of U.S.A. origin. We acknowledge application of the laws of (boycotting nation) to this transaction."

                           OTHER IMPERMISSIBLE ACTIONS

      In any transaction (purchase order, response to invitation to bid, invoice, letter of credit, etc.), in or out of the U.S., by the Company, the Export Administration Act prohibits the doing or agreeing to do any of the following:

      1. Refusing to employ or otherwise discriminating against a U.S. person on the basis of race, religion, sex or national origin. Example: agreeing not to send Jewish employees to an Arab country.

      2. Discriminating against any corporation or other entity that is a U.S. person on the basis of race, religion, sex or national origin of any owner, officer, director, or employee of such corporation or organization.

      3. Furnishing information about the race, religion, sex or national origin of any U.S. person, or of any owner, officer, director or employee of a U.S. person.

      4. Furnishing information to the Central Boycott Office in Damascus or to any other boycott office. Example: not even an annual report can be submitted.

      5. Furnishing information about our business dealings with others in response to a boycott-based request or questionnaire.

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      6. Refusing to do business with anyone for boycott-based reasons.

      7. Selecting suppliers or subcontractors on the basis of any boycott-based blacklist or whitelist.

      8. Doing anything with intent to evade the boycott regulations. Example: diverting orders to a foreign subsidiary or affiliate to accomplish transactions otherwise not allowed.

                   TAX IMPLICATIONS OF INTERNATIONAL BOYCOTTS

      U.S. tax law imposes reporting requirements and tax sanctions for agreeing to participate or cooperate with an international boycott. Specified executives of the Company may be required to certify annually to the Tax Department as to compliance with these laws.

      The tax law penalizes us if we agree to: (1) refrain from doing business with Israel, Israelis, or Israeli companies; (2) refrain from doing business with companies doing business with Israelis or Israeli companies; (3) refrain from doing business with any Company on the basis of nationality, race or religion; or (4) refrain from hiring anybody because of his or her nationality, race or religion.

      In addition, the sanctions apply if we agree to refrain from shipping or insuring with anyone who does not agree to cooperate with a boycott.

      The "agreement" may be in the "fine print" of a customer's purchase order, the letter of credit or the shipping instructions. The agreement need not be in writing, but may be implied from a Company's course of conduct. Once the agreement is made, the tax sanctions apply not only to that year, but also to all subsequent years during which the agreement remains in effect, unless the tainted provisions are specifically renounced and the renunciation communicated to the customer.

      As a general rule, the Company must report the receipt of any request for action, if the purpose of the request is to support an unapproved boycott. It is the mere receipt of a request and not the Company's response that triggers reporting liability. If you become aware of any such requests, they should be reported to the Company President.

                             REPORTING REQUIREMENTS

      As a general rule, the Company must report the receipt of any request for action, if the purpose of the request is to support an unapproved boycott. It is the mere receipt of a request and not the Company's response that triggers reporting liability. If you become aware of any such requests, they should be reported to the Company President.

             EXPORT CONTROLS; COMMODITY AND TECHNICAL DATA CONTROLS

      Under the Export Administration Act of 1979 and other laws, certain commodities and technical data are subject to controls to further fundamental national security, foreign policy, or short supply objectives. The prohibitions generally apply to exports from the United States, trans-shipment of goods from the country of original destination to a third country and exports of foreign made goods with U.S. content. In addition, certain activities in support of shipments by foreign

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

persons to embargoed countries or activities of foreign person engaged in proliferation of weapons of mass destruction are prohibited. No exports of commodities or data or provision of services in support for shipments of commodities or data between foreign countries may proceed without an express determination reviewed by counsel that all necessary licenses have been obtained and reviewed and that such exports or services are not prohibited.

                            TREASURY EMBARGO CONTROLS

      The United States has imposed a variety of trade embargoes and other economic sanctions that impact, in varying degrees, trade with certain countries and certain specially designated individuals and companies in other countries. These prohibitions are administered by the Treasury Department's Office of Foreign Assets Control (OFAC). Before any Company products are exported or any other transactions are entered into with foreign parties, a determination must be made and reviewed by counsel that there are no applicable economic sanctions that the transaction might violate.

      The OFAC also administers sanctions programs involving Libya, Cuba, North Korea, Iran, Iraq, Syria, Sudan, Zimbabwe and Burma (Myanmar), certain persons and entities connected with the former Federal Republic of Yugoslavia, areas of the Republic of Bosnia and Herzegovina and the Western Balkans, highly enriched uranium transactions, rough diamond transactions, designated terrorists and international narcotics traffickers, Foreign Terrorist Organizations, and designated foreign persons who have engaged in activities relating to the proliferation of weapons of mass destruction.

      These restrictions vary and are subject to change and may affect imports, travel, currency transactions, and assets as well as exports, and activities in support of or facilitating transactions among foreign nationals. The prohibitions may also extend to indirect conduct including arrangements through third parties. Individual officers of other companies have been prosecuted for violation of these regulations through alleged "conscious non-supervision" or "willful blindness". Employees and Company agents with responsibility for international activities should consult frequently to determine the legal requirements applicable in this area, as they may change.

                                   N.A.F.T.A.

      The North American Free Trade Agreement provides that only goods satisfying its rules of origin requirements are accorded preferential tariff treatment. The rules are complex and include separate origin rules for automotive goods. Prior to engaging in transactions covered by N.A.F.T.A. tariff treatment requirements, it is essential that specific Company procedures, including any Certificates of Origin that are issued, comply with all applicable N.A.F.T.A. requirements, and that the Chief Financial Officer review the procedures to be followed in these transactions prior to any tariff treatment determination.

                   IX. COMPLIANCE WITH OTHER LAWS RELATING TO
                            BRIBERY AND FOREIGN LAWS

      1. The Foreign Corrupt Practices Act of 1977 prohibits bribing foreign officials, with some narrowly defined exceptions. Bribery is the giving of money or anything else of value in an attempt to influence unlawfully the action of a public official that could affect Company business.

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

No employee in this country or in a foreign country should pay, offer or authorize any bribe or make any other unlawful payment on the Company's behalf, no matter how small the amount. This prohibition extends to services and amenities and payments to consultants, agents or other intermediaries when the employee has reason to believe that some part of the payment will be used for a bribe or otherwise to influence government action. Excessive commissions or fees may be evidence of a bribe. A foreign official may include an employee or agent of a foreign government, political party officials and candidates for public office.

      2. Payment (other than for purchase of a product) or giving of a gift of other than nominal value to suppliers or customers or their agents, employees or fiduciaries may constitute a commercial bribe, which may also be a violation of law. Commercial bribery is also against the Company's policy and no employee may engage in such bribery on the Company's behalf.

      3. It is the Company's policy to obey both foreign and domestic tax laws and foreign exchange control laws. No employee should, on the Company's behalf, enter into any transaction which the employee knows or reasonably should know would violate such laws.

      4. Neither the Company nor its employees should assist any third party in violating the laws of any country. This policy applies whether or not the Company's assistance itself violates the laws of any country.

                              X. RECORDS RETENTION

      Company records must be retained consistently with a document retention policy incorporating applicable legal requirements mandating holding periods for certain types of records (these legally mandated holding periods include certain tax records, environmental, safety and health records and other types of documents). Steps must be taken to ensure that appropriate document retention policies are available to relevant personnel and that the policies are implemented. In addition to such general policies, care should be taken to avoid destruction of any material that is the subject of a subpoena or document request or relevant to an ongoing or threatened legal proceeding or government investigation. If you have a question as to whether a record pertains to an investigation or impending proceeding, you must contact counsel before disposing of it. Note that records include not just documents but tapes, photos, computer files and records in any form.

                    XI. INTELLECTUAL AND PROPRIETARY PROPERTY

      Various laws govern the use of material and/or information which may be the subject of a trademark, patent or copyright or which may be treated as a trade secret. The Company may use (pursuant to licenses) and own various trademarks, patents, copyrights and trade secrets, now and in the future. To protect the Company's rights, employees' use of all such intellectual property must be in accordance with all applicable laws. Equally as important, the Company is committed to not infringing the legal rights of third parties with respect to trademarks, patents, copyrights and secrets owned by them.

      Patents and inventions have become increasingly important assets in our business. Accordingly, all employees are required to adhere to the following procedures:

      1.    Disclosure of Inventions.

            All Company employees should make a written submission to the Company's Counsel of any invention related to the Company's business which reasonably could result in a commercial product, a useable process, or an improvement in a commercial product or a useable process. An invention record form, available from the Engineering Department or Counsel should be submitted promptly after making an invention.

      2.    Notebooks and Other Records.

            All research and development work (including tests) on which you work should be recorded in ink in a bound notebook. All entries in your notebook should be dated and signed by you and by a witness who has not worked on the invention and who has read and understood the entry. Where record keeping is mostly on computer, hard copies of significant work should be made and kept. The computer printouts should be treated as important permanent corporate records and must be given to your supervisor if you leave the Company.

      3.    New Product Clearances and Design Change.

            It is Amtrol's policy to respect the valid intellectual property rights of others. New products and design changes to existing products must, therefore, be cleared for possible infringement of patents held by others. Any such new products or design changes must be brought to the attention of the Company's Counsel as soon as possible for two reasons (1) to guard against infringing rights of others and (2) to protect any inventions belonging to the Company. Do not wait until the new product or design has gone into production. (You should not wait or delay because, among other very important reasons, any publication or public use of an invention that takes place before the filing of a patent application in the United States may block foreign patent rights.)

      4.    Protecting the Company from Infringement Claims.

            If you learn of a patent that may have an impact on the Company's business, you must advise the Company's Counsel immediately.

      5.    Protecting the Company's Proprietary Rights and Trade Secrets.

            Whether or not you believe a proprietary matter may in the future be submitted for a patent application, you should take steps to protect it from unauthorized use by or disclosure to third parties. The Company's trade secret and proprietary information, including products in development, should only be conveyed to third parties pursuant to confidentiality and restricted use agreements prepared by counsel.

                       XII. INTEGRITY OF FINANCIAL RECORDS

      Financial records are the essential mechanism for controlling the functioning of the Company in any area. The integrity of these records is essential to this function. The following specific policies apply in this area:

      1. No false, artificial or fictitious entries may be made in the Company's financial records.

      2. No undisclosed or unrecorded funds or accounts of the Company may be established or maintained.

      3. No payment on the Company's behalf may be made with the intent that it may be used for any purpose other than that described by the documents supporting the payment.

      4. No dual or hidden set of official books may be maintained for any purpose.

      5. The Company's receipts and assets may not be deposited or maintained in any checking, loan, savings or other account or in a safety deposit or lock box at a financial institution or other location or facility without the approval of the Company President.

      6. Public Disclosure Obligations. As a company filing annual, quarterly and other reports with the Securities and Exchange Commission, it is of critical importance that our filings with the SEC be accurate and timely. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that our public reports are complete, fair and understandable. The disclosure process is overseen by the Disclosure Committee, consisting of the President, the Chief Financial Officer, the Controller and other members of senior management. The disclosure process is designed to record, process, summarize and report material information to securityholders as required by applicable laws. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by members of the Disclosure Committee, and, upon request, other employees in the disclosure process is a requirement of this Business Conduct Policy. The Company expects employees, officers and directors to take this responsibility seriously and to provide prompt accurate answers to inquiries related to our public disclosure requirements. All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to our system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

                 XIII. COMPANY LOYALTY AND DUTIES OF EMPLOYMENT

      Loyalty to the Company - No employee should be or seem to be subject to influences, interests or relationships which conflict with the best interests of the Company. This means avoiding any activity which might compromise or seem to compromise the Company or the employee.

      A conflict of interest exists when an employee's duty to give undivided commercial loyalty to the Company can be prejudiced by actual or potential personal benefit from another source. No employee, consultant, agent or representative of the Company may have a direct or indirect personal interest in a party transacting business with the Company or in a transaction involving the Company or in an entity with interests adverse to the Company without the express consent of the Board of Directors.

      Disclosures of personal interest or other circumstances which might constitute conflicts of interest must be made promptly by the employee to the President of the Company and its Board of Directors. They will arrange for resolution of a potential conflict in a manner best suited to the interests of the Company and the individual. When an employee confronts a possible conflict of interest, prompt and full disclosure is the correct first step towards solving the problem.

                          SPECIFIC POLICY APPLICATIONS

      A few examples in which clear conflicts of interest are present are set forth below. These should be taken as examples only; other situations may arise which create impermissible conflicts:

      1. An employee who owns, directly or beneficially, a significant financial interest in an actual or potential supplier of goods or services or in a customer, or in a company in which the Company has an equity interest, may not, without full disclosure and specific written clearance by the Board of Directors, be assigned to a position in which the employee can influence decisions with respect to business with such supplier, customer or company. Likewise, a conflict of interest will be deemed to exist if such an employee acts as a director, officer, employee, partner, consultant or agent of such a business.

      Clearly included are employees who draw specifications for suppliers' products or services; recommend, evaluate, test or approve such things; or participate in the selection of, or arrangements with, suppliers.

      2. Accepting entertainment from an actual or potential competitor, supplier or customer is prohibited.

      3. The acceptance of gifts, gratuities, special allowances, discounts or other benefits not generally available to AMTROL is not permitted.

      4. No information obtained as a result of employment may be used for personal profit or as the basis for a "tip" to others unless such information has been made generally available to the public by the Company. This is true whether or not direct injury to the Company appears to be involved. However, it also embraces any situation in which undisclosed information may be used as the basis for inequitable bargaining with an outsider. For example, a tip to a friend about real estate property or a license which an employee knows is being considered for purchase or development by the Company would constitute a conflict.

      5. Appropriating for personal benefit a business opportunity that the Company might reasonably have an interest in pursuing, without first making the opportunity available to the Company.

      6. Outside activities that materially detract from or interfere with the full and timely performance by an employee of his or her services for the Company.

                        XIV. SPECIAL EMPLOYEE OBLIGATIONS

      1. Disclosure. No employee may disclose to anyone, or use, while employed or thereafter, any Confidential Information concerning the Company except as necessary to fulfill the obligations and perform the duties of the employee's position with the Company. Confidential Information includes, without limitation, information, knowledge or data about the Company's businesses, legal matters and exposures and liabilities, processes, products, methods, formulae, customers, customer-related information, prices, costs, business plans, legal matters, know-how, machines, manufacturing, compositions, services, purchasing, research and development, finance, data processing, engineering, inventions or discoveries. Confidential Information includes information whether or not it might be deemed a trade secret but does not include matters which are generally available to the public.

      Changes in employment status do not change an employee's responsibilities and obligations in relation to confidentiality, and upon leaving the Company's employ for any reason, no employee may take, without the Company's written consent, any drawing, document, record, copy, transcript or similar writing, photograph or other printed, written or recorded matter embodying any Confidential Information, and must turn over to the Company all such photographs or other printed, written or recorded matter which are within the employee's possession or control.

      2. Inventions and Patents. All inventions, discoveries, improvements, trade secrets, innovations and ideas, whether patentable or not, which are or have been made, conceived or discovered by any employee, individually or jointly with others, during his or her employment, whether or not during working hours, and within six months thereafter, and which in any way relate to the Company's business, arise out of any work done for or any information or assistance received from the Company, or relate to any actual or anticipated research or development activity of the Company, are the Company's property (and are referred to herein as "Inventions").

      All employees, in agreeing to comply with the terms of this Business Conduct Policy in the attached certification form, assign to the Company any right, title or interest he or she may have to any Invention and agree to execute any and all documents necessary to effect such an assignment. All employees must disclose promptly all Inventions to the Company and execute promptly upon request, during or after employment, any documents to transfer title, in any country, to any Invention, to the Company or its successors or assigns or to enforce patents, trademarks or copyrights thereon. Employees must also reasonably assist the Company in any litigation involving Inventions, or the Company's patents, trademarks or copyrights with which they have been materially involved.

Whether or not the Company owns an Invention made by any employee while employed, if the employee uses any of the Company's equipment, supplies, facilities or trade secret information to make or conceive the Invention, the employee will be deemed to have granted the Company a royalty free right to make, use and sell the Invention.

      3. Competition. No employee may render services, directly or indirectly, either on his or her own behalf or for anyone else, in connection with any equipment, product or service competitive to equipment, products or services manufactured, designed, sold or supplied by the Company. No employee may serve as a consultant to, or as a director, officer, employee, partner, agent or representative of an organization, person or persons that are or potentially are competitors of the Company.

                                   AMTROL INC.

                     BUSINESS CONDUCT POLICY - CERTIFICATION

Name

Address

      I certify that:

      1. I have read the booklet entitled AMTROL INC. Business Conduct Policy at least once and fully understand my responsibility to comply with the requirements, principles and policies contained in it. I agree as a condition of my employment and continued employment to comply with all of the requirements contained in this booklet. I recognize that my failure to comply with such principles and policies will be cause for disciplinary action or termination of my employment.

      2. Except as stated on the reverse side of this page, to my knowledge I have not violated any local or foreign laws in connection with the business of the Company and I am not aware of any such violation.

      3. I have no interest which might be deemed a conflict of interest under this policy, except as stated on the reverse side.

Signature

Date

NOTE: RETURN THIS PAGE TO THE HUMAN RESOURCES DEPARTMENT IF YOU HAVE MADE NO STATEMENT ON THE REVERSE SIDE. IF YOU HAVE A STATEMENT TO MAKE, RETURN IT TO THE COMPANY COUNSEL.

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